AMENDMENT TO THE MUTUAL FUND CUSTODY AGREEMENT

THIS AMENDMENT dated this 5th day of October, 2006 to the Mutual Fund Custody Agreement dated as of February 26, 2002, as amended (the “Custody Agreement”), by and between Old Mutual Insurance Series Fund (formerly PBHG Insurance Series Fund), a Delaware business trust and Wachovia Bank, National Association (“Wachovia”) (formerly First Union National Bank), shall be as follows:

WHEREAS, Old Mutual Insurance Series Fund and Wachovia have previously entered into a Custody Agreement and Old Mutual Insurance Series Fund established and/or has an interest in the custodian account and custodial relationship with Wachovia Bank; and

WHEREAS, effective December 30, 2005, Wachovia Corporation sold its institutional custody services business, including the custodial account and custodial relationship referenced above, to U.S. Bank National Association (“U.S. Bank”); and

WHEREAS, the parties desire to amend the said Custody Agreement to reflect the change in Custodian; and

WHEREAS, Paragraph 31 of the Custody Agreement allows for its amendment by mutual agreement of the parties; and

WHEREAS, Paragraph 32 of the Custody Agreement allows for the appointment of a successor custodian by the board of trustees of Old Mutual Insurance Series Fund.

NOW, THEREFORE, the parties agree as follows:

U.S. Bank is a national bank authorized to accept and execute custody arrangements under the authority granted to it by the United States Department of the Treasury, Office of the Comptroller of the Currency. U.S. Bank does hereby: (i) confirm it is qualified to establish and maintain the custodial account and custodial relationship and act as custodian under the Custody Agreement; (ii) confirm the assignment and its acceptance of the powers, rights, functions, duties and interests as successor to Wachovia under the Custody Agreement; (iii) represent that it is eligible, and satisfies all applicable requirements and qualifications to become successor, and (iv) agree to perform each of such duties and obligations of the custodial relationship, all as provided in the Custody Agreement and subject to the provisions currently set forth therein.

Effective October 5, 2006, all references to Wachovia Bank, N.A. in the Custody Agreement shall be replaced with U.S. Bank, N.A.

Effective October 5, 2006, Schedule C to the Custody Agreement shall be replaced with the Schedule C attached hereto.

Except to the extent supplemented hereby, the Custody Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

OLD MUTUAL INSURANCE SERIES FUND		U.S. BANK, N.A.

By:	/s/ Mark Black	By:	/s/ Michael R. McVoy

Name:	Mark Black	Name:	Michael R. McVoy

Title:	CFO	Title:	Vice President

SCHEDULE C

TO THE CUSTODY AGREEMENT BETWEEN

OLD MUTUAL INSURANCE SERIES FUND

AND U.S. BANK DATED FEBRUARY 28, 2002

AS AMENDED OCTOBER 5, 2006

Portfolios of the Trust:

Old Mutual Columbus Circle Technology and Communications Portfolio
Old Mutual Growth II Portfolio
Old Mutual Large Cap Growth Portfolio
Old Mutual Large Cap Growth Concentrated Portfolio
Old Mutual Mid-Cap Portfolio
Old Mutual Select Value Portfolio
Old Mutual Small Cap Portfolio
Old Mutual Small Cap Growth Portfolio